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                           SOFTWARE LICENSE AGREEMENT

This Software License Agreement ("Agreement") is made in California on June 30, 1996, ("Effective date") between InTEXT Systems located at 715 Sutter Street, Folsom, CA 95630 (Licensor) and PaperClip Software, Inc. located at 3 University Plaza, Hackensack, N.J. 07601 (Licensee) under which Licensor grants Licensee certain rights in software technology developed or licensed by Licensor ("the Technology"), to be used in Licensee's products ("the Products") as defined in Exhibit A attached hereto and incorporated herein.

1. GRANT OF RIGHTS

1.1 Object Code License. Licensor hereby grants Licensee a worldwide, nonexclusive license to use, copy, reproduce, translate, and distribute and market binary copies of the Technology when integrated into the Product(s) defined in Exhibit A. Licensee may distribute the Products under a shrinkwrap license that enforces all the terms and conditions of this contract. Licensee shall only license the binary copies of the Technology as part of the Products and shall have no right to distribute such copies other than with the Products as set forth in Exhibit A.

2. PAYMENT TERMS

2.1 Payments. In consideration of the above license grants, Licensee agrees to make payments to Licensor as provided in Exhibit B hereto.

3. MAINTENANCE SERVICES, ENHANCEMENTS AND SUPPORT

3.1. Support of Licensee. Licensor agrees to provide Licensee, with the technical support services as provided in Exhibit B.

3.2. End-User/Licensee Technical Support. Licensee shall make available to all end-users of Technology the same level of service and support that it offers for the Products. Licensee may, at its sole discretion, charge an end-user support fee.

3.3. Travel. Should Licensee request Licensor employees or contractors to travel to Licensee's facility, Licensee shall pay the reasonable incurred expenses of such employees. All such travel shall be approved by Licensor and Licensee in advance.

4. PAYMENTS AND ACCOUNTING

4.1. Payments. All payments and reporting shall be made as specified in Exhibit B hereto.

4.2. Taxes. Licensee shall pay all license fees, taxes, including, but not limited to, any applicable sales taxes and value added taxes, excises, customs duties or charges levied or imposed on the Technology ordered except franchise taxes or taxes based upon the net income of Licensor.

4.3. Inspection of Licensee's Records. Licensee agrees to maintain accurate records covering all transactions related to the Technology. Licensor or an independent Certified Public Accountant selected by Licensor shall have the right, once per year and upon reasonable notice, to inspect the records of Licensee upon which the reports are based and all records relating to payments owed for the Technology copies distributed by Licensee. The costs of such audit shall be born by Licensor unless the difference between license fees paid and license fees due and owing is greater than five percent in which case Licensee shall be responsible for such costs.

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5. WARRANTIES, INDEMNIFICATION AND LIABILITY LIMITATIONS

5.1. Title. Licensor warrants that it has the legal right to grant the licenses as set forth in this Agreement, and that such licenses do not infringe on any third parties' proprietary or personal rights. Licensor further warrants that there are no pending lawsuits concerning any aspect of the Technology.

5.2. Non-fringement. Should the Technology become, or in Licensor's opinion be likely to become, the subject of any infringement claim or suit, Licensor shall, at its option:

         1 ) procure for Licensee the right to continue distributing the Technology, as well as the right for Licensee and its customers to continue use of the Technology, while maintaining its functionality; or,

         2) settle the claim or suit.

5.3. DISCLAIMER. THE WARRANTIES PROVIDED BY LICENSOR HEREIN ARE THE ONLY WARRANTIES PROVIDED BY LICENSOR WITH RESPECT TO THE TECHNOLOGY. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES BY LICENSOR, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TECHNOLOGY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION LOSS OF PROFIT OR LOSS OR DESTRUCTION TO DATA.

5.4. Mutual Warranty. Licensor and Licensee shall make no warranty to any third party, written or oral, on each others' behalf.

5.5. Indemnification by Licensee. Licensee agrees to indemnify and hold harmless Licensor and its officers and employees from all costs, expenses (including attorneys' fees), losses, liabilities, damages, and settlements that Licensor may incur as a result of a suit or claim based on Licensee's marketing, demonstration, and/or distribution of the Technology, if Licensee's combination or modification of the Technology is such as to cause the Technology to infringe on the proprietary rights of a third party where the Technology provided to the Licensee as provided by Licensor absent such combination or modification would not so infringe, provided that Licensor:

         1 ) promptly notified Licensee of any such claim or suit in writing and gives Licensee the opportunity to defend or settle any claim or suit at Licensee's expense; and,

         2) cooperates fully with Licensee in defending or settling any such claim or suit. Licensee shall control the defense and settlement of any such claim or suit including the selection of counsel. Licensee shall make no settlement or other resolution of such claims which will require payments or action by Licensor without Licensor's approval.

5.5.1 Indemnification by Licensor. Licensor shall indemnify Licensee against any judgment by a court of competent jurisdiction based on a claim that Licensor does not have sufficient right, title or interest in Technology to enter in to this agreement, or that Technology infringes or violates any Patent, Copyright, or trade secret, provided Licensee shall have given Licensor prompt notice of any such claim and sole control of the defense. Licensor shall have the right, at its option, either to obtain for Licensee the right to continue use of the Technology, substitute other computer software which has substantially the same operating capabilities and specifications as the Technology, or modify Technology so that it has substantially the same operating capabilities and specifications and is no longer infringing. In the event that none of the above options are

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reasonably available, Licensee's sole and exclusive remedy shall be to terminate this Agreement and obtain a refund of the License Fee paid to Licensor.

5.5.2 Licensor shall have no liability for any claim based on modification of the Technology made by Licensee. Licensee warrants that any modifications made by it shall not infringe any patents, copyright or other third party rights.

5.6. Remedies for Breach. [SECTION DELETED]

5.7 The maximum amount of Licensor's or Licensee's liability hereunder to any and all causes of action relating to or arising out of section 5 shall be the total payments received by Licensor from Licensee hereunder as of the date such liability is finally determined by a court of law.

6. LICENSOR'S PROPRIETARY RIGHTS

6.1. Licensor's Title. Licensor retains title to the Technology, including the code and the visual aspects of the Technology, translations, derivative works, and to all copyrights and trademarks to those items. Licensor shall have no ownership interest in products developed by Licensee.

All Right, Title and Interest to the Software Development Kits ("SDKs) shall belong to Licensor.

6.2. Protection of Licensor's Copyrights and Trademarks. Licensee agrees that it shall not represent in any manner that it has ownership of any of the copyrights or trademarks of Licensor. Licensee also agrees that it shall not at any time do or cause to be done any act contesting or in any way impairing any part of Licensor's right, title and interest in any of Licensor's copyrights or trademarks irrespective of whether such copyrights or trademarks are registered in the jurisdiction in which Licensee is located or does business.

7. TERM AND TERMINATION

7.1. Term. Unless earlier terminated pursuant to the provisions hereof, this Agreement shall remain in effect and shall be renewable according to the terms set forth in Exhibit B hereto.

7.2. Termination for Cause. Either party shall have the right to terminate this Agreement upon a default by the other party on any of its material obligations under this Agreement, unless within thirty (30) calendar days after written notice of such default, such party remedies such default.

7.3. Return of Proprietary Materials. Upon the expiration or the termination of this Agreement, for any reason, Licensee shall immediately discontinue use, sale and distribution of the Technology.

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7.4. Survival after Termination. All sublicensees to use the Technology which are properly granted to end users under the shrinkwrap license attached shall survive any termination of this Agreement. Licensor agrees to provide such end users with support for the product at Licensor's then-current rates or, at Licensor's sole option, to delegate such support responsibilities to an appropriate third party. The confidentiality and warranty provisions of this Agreement shall survive and continue to bind the parties for three (3) years after termination.

8. CONFIDENTIALITY

8.1. Retention of Proprietary Rights in Confidential Information. Each party may disclose to the other confidential information, including but without limitation information concerning its inventions, know-how, trade secrets, as may be necessary to further the performance of this Agreement. All such confidential information disclosed hereunder, including the content of this Agreement, shall remain the sole property of the party disclosing the same, and the receiving party shall have no interest or rights with respect thereto except as set forth herein.

8.2. Confidentiality. Each party agrees to preserve and protect the confidentiality of any information provided pursuant to this Agreement, and all documents and other materials containing such information, to the same extent that it protects its own proprietary information. Neither party shall use confidential information of the other party for its own benefit, or for the benefit of a third party, except as authorized under the terms and conditions of this Agreement.

9. TRAINING

9.1. Provisions for Training. Licensor agrees to provide training and support in the use of the Technology to Licensee at Licensor's facilities at times, frequencies and fees mutually acceptable to the parties.

10. REVISIONS

10.1. Advance Notice. Licensor will use reasonable efforts to give Licensee ninety (90) days advance notice of the introduction of new revisions of the Technology which are distributed by Licensor to similarly situated customers as Licensee.

11. GENERAL

11.1. Governing Law. This Agreement shall be subject to and governed in all respects, including issues of validity, interpretation, performance and enforcement, by the statutes and laws of the State of California.

11.2. Entire Agreement. This Agreement, which shall be deemed to include the Exhibits attached hereto and made a part hereof, constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

11.3. Assignment. This Agreement is assignable by Licensor. Licensee may assign this Agreement if substantial control of Licensee is transferred as the result of a merger, acquisition or similar event; provided, however, that such assignment is not made to a direct competitor of Licensors who markets Technology similar to Licensor's. This Agreement shall apply to and bind any successor or assigns of the parties hereto.

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11.4. Notice. Any notice or communication to be given pursuant to the terms of this Agreement shall be sufficient if given in writing and personally delivered, mailed by first class, certified or registered mail or sent as a facsimile to the parties to the following addresses:

         InTEXT Systems Corp.                     PaperClip Software Inc.
         120 Montgomery Street, Ste. 450                  3 University Plaza
         San Francisco, CA 94104                          Hackensack, NJ 07601
         USA                                              USA
         Fax: (415) 391-4996                              Attn: William Weiss

11.5. Force Majeure. Neither party shall be liable for any delay or failure to comply with any terms of this Agreement due wholly or in part to Force Majeure which may not be overcome by due diligence. Nothing in this paragraph shall excuse Licensee from timely payment of any amounts due Licensor.

11.6. Survival of Obligations. The indemnification, payment and reporting obligations for periods prior to termination in this Agreement shall survive the expiration or termination of this Agreement.

11.7. Waiver. A waiver, expressed or implied, by either party of any default by the other in the observance and performance of any of the conditions, covenants or duties set forth herein shall not constitute or be construed as a waiver of any subsequent or other default.

11.8. Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Neither Licensee nor any of its affiliates, agents, employees or legal representatives are, nor shall they be deemed affiliates, agents, employees or legal representatives of Licensor. Nothing contained in this Agreement shall be interpreted as constituting either party as the joint venture or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

11.9. Disputes. The interpretation of or any dispute under this Agreement shall be resolved in accordance with California law. The parties agree to submit to non-binding mediation prior to taking legal action unless other legal rights or remedies are negatively impacted.

Licensor                                                Licensee

/s/ James R. Davis                                      /s/ William Weiss
------------------                                      -----------------
By:    James R. Davis                             By:   William Weiss
Title: Controller                                       Title:      CEO


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                              [INTEXT LETTERHEAD]





July 15, 1996





William Weiss, CEO
PaperClip Software, Inc.
3 University Plaza
Hackensack, NJ 07601


Dear William,

I have enclosed the signed original Software License Agreement for your files.



Regards,


/s/ Barbara Treichak

Barbara Treichak







enclosure